AgroFresh Solutions Reports Results for First Quarter of 2019

•Net sales increased 1.5% to $38.9 million versus the first quarter of 2018
•Selling, general and administrative expenses decreased 2.5% versus the first quarter of 2018, reflecting ongoing cost optimization initiatives
•Net loss of $12.6 million for the first quarter of 2019; compared to net loss of $13.0 million for the first quarter of 2018
•Adjusted EBITDA(1) increased 11.8% to $12.5 million, compared to $11.2 million for the first quarter of 2018

PHILADELPHIA, May 7, 2019 --AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (Nasdaq: AGFS), a global leader in produce freshness solutions, today announced its financial results for the first quarter ended March 31, 2019.
“Our core business in the southern hemisphere got off to a solid start in the first quarter of 2019, despite a delayed harvest in Latin America that impacted apples and other key regional crops such as pears. We were able to mitigate this seasonal softness with our diversified mix of post-harvest solutions. We experienced modest growth in our FreshCloud product offerings, 5% growth in our Tecnidex business on a constant currency basis, and our first commercial sales of Harvista in Australia following regulatory approval in late January,” commented Jordi Ferre, Chief Executive Officer. “We continue to focus on optimizing our cost base and driving sustainable growth through a broader and more diversified product portfolio and crop reach. We believe that our execution of these initiatives will promote the resilience of our core business and position us to gain share in additional markets where we can leverage our global post-harvest leadership position.”
Financial Highlights for the First Quarter of 2019
Net sales for the first quarter of 2019 increased 1.5%, to $38.9 million, compared to $38.4 million in the first quarter of 2018. Excluding the impact of foreign currency rate changes, which reduced revenue by $0.6 million compared to the first quarter of 2018, revenue grew approximately 3%.
The increase in net sales was driven by growth in our core business, which includes SmartFresh and Harvista, in our Middle East & Africa region, with particular strength in South Africa. We also experienced growth in our EthylBloc product, which is used to preserve cut flowers, and in FreshCloud, the Company’s newest product offering. Additionally, Tecnidex performed well, growing 5% overall on a constant currency basis, driven by 18% constant currency growth in our fungicide, waxes and coatings business, partially offset by a decline in our equipment business due to timing of order delivery. In the Latin America region, the Company’s core business was impacted by a delayed season. We also realized our first commercial sales of Harvista in Australia.

(1) Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of Adjusted EBITDA and the table at the end of this press release for a reconciliation of this non-GAAP financial measure to GAAP results.

In the first quarter of 2019, gross profit increased slightly to $27.6 million compared to $27.5 million in the prior year period. Gross profit margin was 70.9% in the first quarter of 2019 versus 71.7% in the first quarter of 2018. The change was in line with our expectations, and mostly due to foreign exchange and product mix.
Research and development costs were $3.9 million in the first quarter of 2019, compared to $3.1 million in the prior year period. This increase was driven primarily by $0.5 million of severance costs related to our ongoing cost optimization initiatives along with timing of project expenses.
Selling, general and administrative expenses were $15.9 million in the first quarter of 2019 as compared to $16.3 million in the prior year period, a decrease of 2.5%. Included in selling, general and administrative expenses were $3.2 million in the current year and $2.0 million in the prior year of costs associated with non-recurring items that include M&A and litigation along with severance. Excluding these items, selling general and administrative expenses decreased approximately 12% over the same period last year.
First quarter of 2019 net loss was $12.6 million, compared to net loss of $13.0 million in the prior year period. Adjusted EBITDA was up 11.8% to $12.5 million in the first quarter of 2019 as compared to $11.2 million in the prior year period. The increase was driven by higher sales coupled with lower operating expenses adjusted for non-recurring items.
As of March 31, 2019, cash and cash equivalents were $40.0 million.

Conference Call
The Company will host a conference call and webcast where members of the executive management team will discuss these results with additional comments and details today, May 7, 2019 at 4:30 pm E.T. The conference call and supplemental earnings presentation will be available live over the internet through the “Events & Presentations” page of the Investor Relations section of the Company’s website at www.agrofresh.com. To participate on the live call, listeners in the United States  may dial 877-407-4018 and international listeners may dial 201-689-8471.
A replay of the conference call will be archived on the Company's website and telephonic playback will be available from 7:30 pm. ET, May 7, 2019 through May 21, 2019. Listeners in the United States may dial 844-512-2921 and international listeners may dial 412-317-6671. The passcode is 13689469.

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company's management to evaluate the Company's performance, including incentive bonuses and for bank covenant reporting. Management believes that these measures enhance a reader's understanding of the operating and financial performance of the Company and facilitate a better comparison between fiscal periods. EBITDA excludes income taxes, interest expense and depreciation and amortization, whereas Adjusted EBITDA further excludes items that are non-cash, infrequent, or non-recurring, such as share-based compensation, severance, litigation and M&A related costs, to provide further meaningful information for evaluation of the Company’s performance.
The Company does not intend for the non-GAAP financial measures contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of the non-GAAP financial measures EBITDA and Adjusted EBITDA to the most comparable GAAP measure are provided in the table at the end of this press release.

About AgroFresh
AgroFresh (Nasdaq: AGFS) is a leading global innovator and provider of science-based solutions, data-driven technologies and experience-backed services to enhance the quality and extend the shelf life of fresh produce. For more than 20 years, AgroFresh has been revolutionizing the apple industry and has launched new innovative solutions in a variety of fresh produce categories from bananas to cherries and citrus to pears. AgroFresh supports growers, packers and retailers by supplying post-harvest solutions across the industry that enhance crop values while conserving our planet’s resources and reducing global food waste.

Visit www.agrofresh.com to learn more.
™Trademark of AgroFresh Inc.

Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; risks associated with acquisitions and investments; changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.

Contact:
For AgroFresh Solutions, Inc.
Jeff Sonnek - Investor Relations
ICR Inc.
Jeff.Sonnek@icrinc.com
646-277-1263

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	March 31, 2019	December 31, 2018

ASSETS
Current Assets:
Cash and cash equivalents	$39,995	$34,852
Accounts receivable, net of allowance for doubtful accounts of $1,887 and $2,336, respectively	63,923	67,942
Inventories	22,441	24,807
Other current assets	13,947	15,608
Total current assets	140,306	143,209
Property and equipment, net	14,095	13,289
Goodwill	6,649	6,670
Intangible assets, net	700,039	711,967
Deferred income tax assets	8,361	7,332
Other assets	23,968	16,820
TOTAL ASSETS	$893,418	$899,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,377	$7,530
Current portion of long-term debt	6,836	6,419
Income taxes payable	5,418	4,815
Accrued expenses and other current liabilities	51,246	45,340
Total current liabilities	70,877	64,104
Long-term debt	399,656	400,309
Other noncurrent liabilities	38,130	32,066
Deferred income tax liabilities	28,757	30,232
Total liabilities	537,420	526,711

Commitments and contingencies (see Note 19)
Stockholders’ equity:
Common stock, par value $0.0001; 400,000,000 shares authorized, 51,425,734 and 51,071,573 shares issued and 50,764,353 and 50,410,192 outstanding at March 31, 2019 and December 31, 2018, respectively	5	5
Preferred stock; par value $0.0001, 1 share authorized and outstanding	—	—
Treasury stock; par value $0.0001, 661,381 shares at March 31, 2019 and December 31, 2018, respectively	(3,885)	(3,885)
Additional paid-in capital	536,407	535,819
Accumulated deficit	(151,408)	(138,789)
Accumulated other comprehensive loss	(33,418)	(28,837)
Total AgroFresh stockholders’ equity	347,701	364,313
Noncontrolling Interest	8,297	8,263
Total equity	355,998	372,576
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$893,418	$899,287

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Net sales	$38,940	$38,351
Cost of sales (excluding amortization of intangibles, shown separately below)	11,335	10,846
Gross profit	27,605	27,505
Research and development expenses	3,897	3,069
Selling, general, and administrative expenses	15,898	16,311
Amortization of intangibles	11,616	10,939
Change in fair value of contingent consideration	190	138
Operating loss	(3,996)	(2,952)
Other (expense) income	(12)	70
(Loss) gain on foreign currency exchange	(419)	1,931
Interest expense, net	(8,745)	(8,355)
Loss before income taxes	(13,172)	(9,306)
(Benefit) provision for income taxes	(587)	3,570
Net loss including non-controlling interests	$(12,585)	$(12,876)
Less: Net income attributable to non-controlling interests	34	91
Net loss attributable to AgroFresh Solutions, Inc	$(12,619)	$(12,967)

Net loss per share:
Basic	$(0.25)	$(0.26)
Diluted	$(0.25)	$(0.26)
Weighted average shares outstanding:
Basic	50,042,054	49,741,593
Diluted	50,042,054	49,741,593

Non-GAAP Measure

The following table sets forth the non-GAAP financial measures of EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s performance (including incentive bonuses and for bank covenant reporting), are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods. These non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The following is reconciliation between the non-GAAP financial measures of EBITDA and Adjusted EBITDA to their most directly comparable GAAP financial measure, net loss:

(in thousands)	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
GAAP Net loss	$(12,585)	$(12,876)
(Benefit) provision for income taxes	(587)	3,570
Interest expense(1)	8,745	8,355
Depreciation and amortization	12,061	11,273
Non-GAAP EBITDA	$7,634	$10,322
Share-based compensation	557	616
Severance related costs(2)	489	335
Other non-recurring costs(3)	3,193	1,680
Loss (gain) on foreign currency exchange(4)	419	(1,931)
Mark-to-market adjustments, net(5)	190	138
Non-GAAP Adjusted EBITDA	$12,482	$11,160

——————————————————————————————————————————————————————
(1) Interest on the term loan and accretion for debt discounts, debt issuance costs and contingent consideration
(2)  Severance costs related to ongoing cost optimization initiatives
(3) Costs related to certain professional and other infrequent or non-recurring fees, including those associated with transition service agreement, litigation and M&A related fees
(4) Loss (gain) on foreign currency exchange relates to net losses and gains resulting from transactions denominated in a currency other than the entity's functional currency
(5)  Non-cash adjustment to the fair value of contingent consideration related to the Tax Receivable Agreement and earnout